ProPetro Reports Full Year and Fourth Quarter 2018 Results
-- Most Successful Year in Company’s 13-Year History --
-- Grew Year-Over-Year Revenue and Year-End HHP Capacity of Legacy Business by 74% and 31%, Respectively -
-- Entered into Transformational Transaction with Pioneer Natural Resources for 10-Year Service Agreement and Acquisition of 510,000 HHP Across Eight Frac Fleets --

MIDLAND, TX, February 26, 2019 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the full year and fourth quarter of 2018.
Full Year 2018 Operational Highlights

•	Organically grew legacy business year-end fleet capacity by 215,000 to 905,000 hydraulic horsepower (“HHP”), or 20 fleets, from 690,000 HHP, or 16 fleets, at the end of 2017.

•	Maintained industry-leading fleet utilization throughout the year.

•	Enhanced industry-leading safety and performance metrics while growing employee headcount over 50%

•
Entered into a strategic transaction for the acquisition of 510,000 HHP, or 8 fleets, from Pioneer Natural Resources (“Pioneer” or “PXD”) and related 10-year dedicated service agreement (for further discussion, see “Pioneer Transaction Update” section later in this release).

Full Year 2018 Financial Highlights

•	Grew total revenue by 74% to $1.7 billion from $981.9 million in 2017.

•	Expanded net income by almost 14 times to $173.9 million, or $2.00 per diluted share, for 2018, from $12.6 million, or $0.16 per diluted share, in 2017.

•	Increased adjusted EBITDA(1) to $388.5 million from $137.4 million in 2017 - more than 180% higher.

Fourth Quarter 2018 Highlights

•	Total revenue was $425.4 million as compared to the $434.0 million in the third quarter 2018.

•	Grew net income to $51.8 million, a 12% increase from $46.3 million in the previous quarter.

•	Adjusted EBITDA(1) increased 9% to $112.4 million from $103.3 million in the third quarter.

•	Deployed one new-build frac fleet 45,000 HHP, bringing total year-end HHP to 905,000.

•	Closed transaction with Pioneer on December 31, 2018, bringing company-wide/total HHP to 1,415,000 HHP.
(1) Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Dale Redman, Chief Executive Officer, commented, “We are extremely proud of our results for 2018, and appreciate the outstanding efforts of our best-in-class team as they competed at the highest-level in what proved to be another pivotal year for the Permian Basin. As important, I want to thank our customers, supply chain partners, and other key stakeholders for their important contributions to our success. Underpinning our outperformance in 2018 was a resilient long-term model of providing unrivaled execution at the wellsite for the benefit of our customers, and we look forward to continued close collaboration in their ongoing efforts. Finally, we are very excited to have announced and closed on our strategic transaction and service agreement with Pioneer and would like to once again welcome all of our new teammates to the ProPetro team.”
Fourth Quarter 2018 Financial Summary
Revenue for the fourth quarter of 2018 was $425.4 million, or 2% lower than $434.0 million for the third quarter of 2018. The decrease was primarily attributable to the increased adoption of local sand as well as expected holiday seasonality. During the fourth quarter of 2018, 97.8% of total revenue was associated with pressure pumping services, compared to 97.1% in the third quarter.

Costs of services excluding depreciation and amortization for the fourth quarter of 2018 decreased to $300.4 million from $320.1 million during the third quarter of 2018 primarily due to increased volumes of local sand. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 70.3% from 73.9% in the third quarter of 2018.
General and administrative expense was $15.0 million as compared to $12.8 million in the third quarter of 2018. The increase was primarily attributable to an increase in insurance costs and professional and legal fees. General and administrative expense, exclusive of stock-based compensation and deferred IPO bonus, was $12.7 million, or 3.0% of revenue, for the fourth quarter of 2018.
Net income for the fourth quarter of 2018 totaled $51.8 million, or $0.59 per diluted share, versus $46.3 million, or $0.53 per diluted share, for the third quarter of 2018.
Adjusted EBITDA increased to $112.4 million for the fourth quarter of 2018 from $103.4 million in the previous quarter.
Pioneer Transaction Update
As previously announced, on December 31, 2018, ProPetro completed its acquisition of the pressure pumping assets of and became a strategic long-term service provider to Pioneer providing pressure pumping and related services for a term of up to 10 years. Under the terms of the agreement ProPetro acquired Pioneer’s pressure pumping assets (“PPS”) in exchange for $110 million of cash and 16.6 million shares of ProPetro common stock, representing approximately 17% Pioneer ownership in ProPetro.
The acquired Pioneer assets include eight frac fleets with a collective capacity of 510,000 hydraulic horsepower (HHP), as well as four coiled tubing units and associated equipment. In addition, the PPS assets include a best-in-class maintenance facility situated on 111 contiguous acres located near ProPetro’s legacy maintenance operations in Midland. This transaction has significantly increased ProPetro’s scale in the Permian Basin and expanded its leading operational track record while allowing Pioneer to improve capital efficiency and long-term cost competitiveness in its core operations.
Operational Highlights and Fleet Expansion
Active HHP deployed during the quarter and at quarter end was 905,000 HHP, or 20 fleets. Consistent with the Company’s previously announced plans, ProPetro expanded its fracturing capacity by an additional 45,000 HHP, or one fleet, in early October. This fleet is working under a dedicated agreement with an existing customer. As previously discussed, the Company acquired 510,000 HHP, or 8 fleets, from Pioneer Natural Resources effective December 31, 2018. This brings total current HHP to 1,415,000 or 28 fleets, in the Permian Basin of which 27 are currently operating.
ProPetro exited 2018 operating 20 cementing units, a 25% increase from 16 units operating at year-end 2017. The Company also recently deployed one new-build unit bringing total current cementing capacity to 21 units. ProPetro plans to continue to organically expand cementing capacity by an additional 2 units during the remainder of 2019, thereby exiting the year with 23 units.
The Company exited 2018 with four coiled tubing units, and with the closing of the Pioneer transaction, currently has total capacity of eight units of which four are currently operating. ProPetro plans to deploy one additional new-build coiled tubing unit later in 2019.
Liquidity and Capital Spending
As of December 31, 2018, total cash was $132.7 million and total debt was $70.0 million. Total liquidity at the end of the fourth quarter of 2018 was $257.7 million, including cash and $125.0 million of available capacity under the Company’s $300.0 million revolving credit facility.
Capital expenditures incurred during the fourth quarter of 2018, exclusive of the Pioneer transaction, were $50.2 million, which included spending on ProPetro’s growth initiatives as well as maintenance capital.
Outlook

Mr. Redman concluded, “As our customer base and other producers in the Permian continue to move toward full manufacturing mode in the Permian, we are pleased with the activity and efficiency levels we have seen in our operations to date in 2019.  We will continue to focus on outperforming customer expectations while staying within their required project economics, as well as look for opportunities to further enhance our proven model of success.”
Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, February 27, 2019 to discuss financial and operating results for the full year and fourth quarter of 2018 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10126663.
About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources. For more information, please visit www.propetroservices.com.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.
Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS		
CURRENT ASSETS:		
Cash and cash equivalents	$ 132,700	$ 23,949
Accounts receivable - net of allowance for doubtful accounts of $100 and $443, respectively	202,956	199,656
Inventories	6,353	6,184
Prepaid expenses	6,610	5,123
Other current assets	638	748
Total current assets	349,257	235,660
PROPERTY AND EQUIPMENT - Net of accumulated depreciation	912,846	470,910
OTHER NONCURRENT ASSETS:		
Goodwill	9,425	9,425
Intangible assets - net of amortization	13	301
Deferred revenue rebate - net of amortization		615
Other noncurrent assets	2,981	2,121
Total other noncurrent assets	12,419	12,462
TOTAL ASSETS	$ 1,274,522	$ 719,032
LIABILITIES AND SHAREHOLDERS' EQUITY		
CURRENT LIABILITIES:		
Accounts payable	$ 214,460	$ 211,149
Accrued liabilities	138,089	16,607
Current portion of long-term debt	-	15,764
Accrued interest payable	211	76
Total current liabilities	352,760	243,596
DEFERRED INCOME TAXES	54,283	4,881
LONG-TERM DEBT	70,000	57,178
OTHER LONG-TERM LIABILITIES	124	125
Total liabilities	477,167	305,780
COMMITMENTS AND CONTINGENCIES		
SHAREHOLDERS' EQUITY:		
Preferred stock, $0.001 par value, 30,000,000 shares authorized, 0 and 16,999,990 shares issued, respectively	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 100,190,126 and 83,039,854 shares issued, respectively	100	83
Additional paid-in capital	817,690	607,466
Accumulated deficit	(20,435)	(194,297)
TOTAL Total shareholders' equity	797,355	413,252
	$ 1,274,522	$ 719,032

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,	
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net income	$ 173,862	$ 12,613
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:		
Depreciation and amortization	88,138	55,628
Deferred income tax benefit	49,704	3,430
Amortization of deferred revenue rebate	615	1,846
Amortization of deferred debt issuance costs	403	3,403
Stock-based compensation	5,482	9,489
Loss on disposal of assets	59,220	39,086
(Gain) on interest rate swap	-	(251)
Changes in operating assets and liabilities:		
Accounts receivable	(3,300)	(84,477)
Other current assets	207	3,304
Inventories	(168)	(1,472)
Prepaid expenses	(1,418)	(468)
Accounts payable	9,720	64,228
Accrued liabilities and other current liabilities	9,853	2,930
Accrued interest	761	(32)
Net cash provided by operating activities	393,079	109,257
CASH FLOWS FROM INVESTING ACTIVITIES:		
Capital expenditures	(284,197)	(285,891)
Proceeds from sale of assets	3,593	4,422
Net cash used in investing activities	(280,604)	(281,469)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Proceeds from borrowings	77,378	60,045
Repayments of borrowings	(80,946)	(166,546)
Proceeds from insurance financing	5,824	4,125
Repayments of insurance financing	(4,495)	(3,807)
Payment of debt issuance costs	(1,732)	(1,653)
Proceeds from exercise of equity awards	247	-
Proceeds from IPO	-	185,500
Payment of deferred IPO costs	-	(15,099)
NET INCR Net cash provided by financing activities	(3,724)	62,565
CASH AND CASH EQUIVALENTS — Beginning of period	108,751	(109,647)
CASH AND CASH EQUIVALENTS — End of period	23,949	133,596
	$ 132,700	$ 23,949

Non-GAAP Financial Measures
Adjusted EBITDA is not a financial measure presented in accordance with GAAP.  We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations.  Net income is the GAAP measure most directly comparable to Adjusted EBITDA.  Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure.  Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP.  Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.